UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2009

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Boulevard, Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01. Entry into a Material Definitive Agreement.

Entry into Development Agreement with Pocatello Development Authority

On May 27, 2009, Hoku Materials, Inc., or Hoku Materials, a wholly-owned subsidiary of Hoku Scientific, Inc., and the Pocatello Development Authority, or PDA, entered into an Economic Development Agreement, or the PDA Agreement, pursuant to which PDA agreed to reimburse to us amounts we actually incur in making certain infrastructure improvements consistent with the North Portneuf Urban Renewal Area and Revenue Allocation District Improvement Plan and the Idaho Urban Renewal Law, or the Infrastructure Reimbursement, and an additional amount as reimbursement for and based on the number of full time employee equivalents we  create and maintain, or the Employment Reimbursement, at the production facility under construction in Pocatello, Idaho, or the Plant.  The parties agreed that (a) the Infrastructure Reimbursement will be an amount that is equal to 95% of the tax increment payments PDA actually collects on the North Portneuf Tax Increment Financing District with respect to our real property and improvements located in such district, or the TIF Revenue, up to approximately $26 million, less the actual Road Costs (defined below), and (b) the Employment Reimbursement will be an amount that is equal to 50% of the TIF Revenue, up to approximately $17 million.  Each of the Infrastructure Reimbursement and the Employment Reimbursement will be made to us over time as TIF Revenue is received, and only after the costs of completing a public access road to the Plant, in an amount not to exceed $11 million, or the Road Costs, has been paid to PDA out of TIF Revenue, and up to $2 million in capital costs has been paid to the City of Pocatello out of TIF Revenue.

The foregoing description of the PDA Agreement is qualified in its entirety by reference to the PDA Agreement which is attached hereto as Exhibit 10.95.

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Amended Agreement with AEG Power Solutions USA Inc. (formerly known as Saft Power Systems USA Inc.)

On May 29, 2009, Hoku Materials, Inc. and AEG Power Solutions USA Inc., or AEG, formerly known as Saft Power Systems USA Inc., entered into an Amendment to the Equipment Purchase & Sale Agreement of March 4, 2008, or the AEG Amendment, that amends the agreement originally entered into in March 2008 for the purchase and sale of thyroboxes, earth fault detection systems, and related technical documentation and services, or the Deliverables, which are used as the power supplies for the polysilicon deposition reactors to be used in our planned polysilicon production plant.  Under the AEG Amendment, the total fees to be paid to AEG remain approximately $13 million, including approximately $1.2 million that was previously paid, and the payment and delivery schedule was restructured such that we are obligated to make payments of $500,000 on or before June 3, 2009, $500,000 on or before June 29, 2009, $615,000 on or before July 31, 2009 and $2,100,000 on or before August 31, 2009, related to certain Deliverables that AEG is obligated to ship in August 2009.  After such shipment has occurred, we are obligated to make payments of $800,000 on or before September 30, 2009, $813,995 on or before October 30, 2009, $906,795 on or before November 30, 2009 and $1,686,682 on or before December 21, 2009, related to the remaining Deliverables which AEG is obligated to ship in October and December 2009.

The foregoing description of the AEG Amendment is qualified in its entirety by reference to the AEG Amendment which is attached hereto as Exhibit 10.96.

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Amended Agreement with Idaho Power Company

On May 27, 2009, Hoku Materials reached an agreement, or the Letter Agreement, with Idaho Power Company, or Idaho Power, to amend certain provisions of the Electric Service Agreement between us and Idaho Power originally entered into in September 2008, or the ESA, which amendment, or the Amendment, would be filed with, and is conditioned and effective only upon approval by, the Idaho Public Utilities Commission, or PUC.  The Amendment, if approved by the PUC, would extend by six months the date when we are obligated to begin purchasing prescribed amounts of electricity from Idaho Power, from June 1, 2009 to December 1, 2009.  The Amendment also would provide for (a) electricity to be provided to us by Idaho Power at the current tariff rate through November 30, 2009, (b) a commitment by us to take no more than 5 megawatts, or MW, of electric power through July 2009, 10 MW during August 2009 and 25 MW from September through November 2009, (c) a reduction in the levels of electric power to be provided under the ESA to 43 MW during the period of June 16, 2012 through August 15, 2012, and to 67 MW during the period of August 16, 2009 to September 15, 2009, and (d) certain charges, referred to as the Schedule 91 Energy Efficiency Rider, that would be added to a portion of the electricity demand charges set forth in the ESA, beginning on December 1, 2011.  The Schedule 91 Energy Efficiency Rider is to recover costs incurred by Idaho Power associated with providing energy efficiency services and programs to its customers.

On September 17, 2008, we entered into the ESA with Idaho Power for the supply of electric power and energy to us for use in our Idaho facility. The term of the ESA is four years, originally scheduled to begin on June 1, 2009. During the term of the ESA, Idaho Power agreed to make up to 82 MW of power available to us at certain fixed rates, which are subject to change only by action of the Idaho Public Utilities Commission. After the initial term of the ESA expires, either we or Idaho Power may terminate the ESA without prejudice. If neither party chooses to terminate the ESA, then Idaho Power will continue to provide electric service to us at the same fixed rates.

The foregoing description of the ESA is qualified in its entirety by reference to the ESA, which was attached as Exhibit 10.78 to Form 8-K filed by Hoku Scientific, Inc., with the Securities and Exchange Commission on September 22, 2008.

Item 1.01. Entry into a Material Definitive Agreement.

Amendment and Restatement of Silicon Metal Supply Agreement with Polymet Alloys, Inc.

On May 29, 2009, Hoku Materials and Polymet Alloys, Inc., or Polymet, entered into an amended and restated supply agreement, or the Amended Polymet Agreement, for the supply of silicon metal to be used in the production of trichrolorsilane that is used in the polysilicon production process.  Under the Amended Polymet Agreement, the parties revised the date of Polymet’s first shipment of product to us from calendar year 2009 to calendar year 2010, and increased our purchase commitment to no less than 65% of our annual silicon metal requirement.  Pricing is to be negotiated for each year of the Amended Polymet Agreement; however, if the parties are unable to agree on pricing for any year, or if we purchase less than the amount specified in the Amended Polymet Agreement, Polymet has a right of first refusal to match the terms offered by any third-party supplier from which we may seek to purchase silicon metal.  Either party may also terminate the agreement under certain circumstances, including a material breach by the other party that has not been cured within a specified cure period, or the other party’s voluntary or involuntary liquidation.

In November 2008, we entered into an agreement with Polymet for the supply of silicon metal, or the Original Polymet Agreement.  The term of the Original Polymet Agreement was three years, commencing in January 2009.  Each year during the term of the Original Polymet Agreement, Polymet agreed to sell to us, and we agreed to purchase from Polymet, specified volumes of silicon metal that meet certain purity and size specifications.  The volume was fixed during each of the three years; provided that the parties could agree to increase the volume.  Pricing was fixed during calendar year 2009, and the aggregate net value of the silicon metal products to be purchased by us under the agreement in calendar year 2009 was approximately $6.5 million. Under the Amended Polymet Agreement, we are not obligated to purchase any silicon metal products from Polymet in calendar year 2009.

The foregoing description of the Original Polymet Agreement is qualified in its entirety by reference to the Original Polymet Agreement, which was attached as Exhibit 10.87 to our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008.  The foregoing description of the Amended Polymet Agreement is qualified in its entirety by reference to the Amended Polymet Agreement which will be attached as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Item9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.95	Economic Development Agreement, between Hoku Materials, Inc., and Pocatello Development Authority, dated as of May 27, 2009.
10.96	Amendment to the Equipment Purchase & Sale Agreement of March 4, 2008, between Hoku Materials, Inc., and AEG Power Solutions USA Inc. (fka Saft Power Systems USA Inc.), dated as of May 29, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 2, 2009

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.95	Economic Development Agreement, between Hoku Materials, Inc., and Pocatello Development Authority, dated as of May 27, 2009.
10.96	Amendment to the Equipment Purchase & Sale Agreement dated March 4, 2008, between Hoku Materials, Inc., and AEG Power Solutions USA Inc. (fka Saft Power Systems USA Inc.), dated as of May 29, 2009.